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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-108440 of Refocus Group, Inc. on Form SB-2 of our report dated March 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain matters that raise substantial doubt about the Company's ability to continue as a going concern and an explanatory paragraph relating to the merger of a newly created wholly-owned subsidiary of Refocus Group, Inc. ("Refocus") with and into Presby Corp with Presby Corp surviving as a wholly-owned subsidiary of Refocus), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Fort Worth, Texas
April 14, 2004

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  Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT